UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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MAXWELL SHOE COMPANY INC.

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2

NEWS RELEASE

Company Contact	Richard J. Bakos
Chief Financial Officer
Maxwell Shoe Company
(617) 333-4007

Investor Relations	Allison Malkin
Integrated Corporate Relations
(203) 222-9013

Lex Flesher
MacKenzie Partners, Inc.
(212) 929-5397

Media	Dan Katcher / Barrett Godsey
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

FOR IMMEDIATE RELEASE

MAXWELL SHOE COMPANY ANNOUNCES SECOND QUARTER AND SIX MONTHS

FINANCIAL RESULTS

Operating Income Rises 58.2% to $10.4 million

Company Again Raises Fiscal 2004 Sales and Earnings Guidance

Hyde Park, Mass. – May 20, 2004 – Maxwell Shoe Company Inc., (NASDAQ: MAXS), today announced financial results for the second fiscal quarter and six months ended April 30, 2004.

In the second quarter:

•	Net sales increased 27.6% to $73.7 million compared to $57.8 million in 2003;
•	Operating income rose 58.2% to $10.4 million, or 14.1% of net sales compared to $6.6 million, or 11.4% of net sales, in 2003;
•	Order backlog increased 18.8% to $106.7 million compared to $89.8 million in 2003.
•	Net income grew 8.3% to $4.5 million, or 6.0% of net sales, versus $4.1 million, or 7.1% of net sales, in 2003;
•	Diluted earnings per share increased 4.2% to $0.28 compared to $0.27 in 2003; and
•	Excluding costs related to Jones Apparel Group, Inc.’s (“Jones”) (NYSE: JNY) unsolicited tender offer, diluted earnings per share rose more than 51% to $0.41 compared to $0.27 in 2003.

For the six months ended April 30, 2004:

•	Net sales rose by 23.0% to $127.4 million compared to $103.5 million in 2003;
•	Operating income increased by 52.0% to $15.6 million, or 12.2% of net sales compared to $10.3 million, or 9.9% of net sales, in 2003;
•	Net income grew by 18.2% to $7.7 million, or 6.1% of net sales compared to $6.5 million, or 6.3% of net sales, in 2003;
•	Diluted earnings per share increased by 14.1% to $0.49 compared to $0.43 in 2003; and

•	Excluding costs related to Jones’s unsolicited tender offer, diluted earnings per share rose over 44% to $0.62 compared to $0.43 in 2003.

“We are extremely pleased with the results we reported today,” stated Mark Cocozza, Chairman and Chief Executive Officer. “The second quarter marked the highest net sales quarter in our Company’s history with net sales growth of 27.6% to $73.7 million, compared to $57.8 million in the second quarter of 2003. Operating income rose by approximately 58%, increasing faster than net sales, thus providing a true indication of our superior execution skills and efficient and disciplined approach to our business. With the second quarter, we also delivered our 18th consecutive quarter whereby we have met or exceeded expectations, which were given prior to costs related to the Jones tender offer.

We attribute our ability to report sustained positive operating momentum to the ongoing success of our business model, which we have built over the past 20 years,” Mr. Cocozza continued. “To this point, during the quarter, the platform we have created allowed us to successfully capitalize on the trend toward feminine contemporary styled footwear—a core competency of ours. We accomplished this with five compelling brands, which have become favorites of consumers in their respective market segments. This contributed to the strong results we reported today and positions us well in the current year and beyond.”

Gross profit dollars in the second quarter rose by 21.7% to $19.8 million, or 26.9% of net sales, compared to $16.3 million, or 28.2% of net sales, in the second quarter of 2003. A higher mix of private label sales versus the second fiscal quarter last year impacted gross profit margin.

Operating expenses totaled $9.4 million, or 12.8% of net sales compared to $9.7 million, or 16.8% of net sales, in the second quarter of 2003. Gains in efficiency and disciplined expense management strategies enabled the Company to record a 400 basis point improvement in operating expenses as a percent of net sales. As a result, operating income increased by 58.2% to $10.4 million, or 14.1% of net sales, compared to $6.6 million, or 11.4% of net sales, in the prior year’s second fiscal quarter.

For the six months ended April 30, 2004, gross profit dollars rose by 18.9% to $34.1 million, or 26.8% of net sales, compared to $28.7 million, or 27.7% of sales, in the first six months of fiscal 2003. Operating expenses totaled $18.6 million and improved by 320 basis points to 14.6% of net sales from $18.5 million, or 17.8% of net sales, in the first six months of the prior fiscal year. Operating income reached $15.6 million, or 12.2% of net sales, increasing 52.0% from $10.3 million, or 9.9% of net sales in the first six months of fiscal 2003.

The Company’s balance sheet continued to strengthen. At quarter end, cash totaled $105.0 million, rising $25.5 million from $79.5 million at April 30, 2003. Inventory and accounts receivable were on plan and current. Inventory totaled $16.3 million, representing a 6.6% decline from $17.4 million at April 30, 2003. Accounts receivable totaled $43.1 million, increasing 5.5%, as compared to $40.9 million at April 30, 2003 and well below the rate of sales growth. In addition, working capital increased by $19.5 million to $152.0 million from $132.5 million at April 30, 2003.

Mr. Cocozza continued: “We are delighted with the success we achieved over the first half of the year and are confident that our strong performance will continue in the near and long term. In support of this is our quarter end backlog increase of approximately 19% that includes across the board growth for each of our brands. As we look ahead, our goals are focused on building preeminent footwear brands and we expect fiscal 2004 to be another year of significant accomplishments toward reaching this objective for Maxwell Shoe Company.”

“Given the current strength of our business and record backlog at quarter end, we are comfortable with increasing estimates for fiscal 2004,” Mr. Cocozza stated further. “To this end, we currently estimate fiscal 2004 net sales in the range of $255 million to $260 million compared to our previous guidance of a range of $250 million to $255 million and actual fiscal 2003 net sales of $225 million. Fiscal 2004 diluted earnings per share are currently estimated in the range of $1.21 to $1.25 compared to our previous guidance of a range of $1.18 to $1.22 and fiscal 2003 actual diluted earnings per share of $0.98. Estimated 2004 diluted earnings per share does not include costs which have been or may be incurred related to Jones’s unsolicited tender offer. Your Board of Directors maintains that Maxwell Shoe Company can continue to create value for all stockholders substantially in excess of Jones’s inadequate $20.00 per share offer. This is demonstrated by the robust results we reported today and further supported by the Company’s strong balance sheet and talented management team,” he concluded.

Interested stockholders and other persons are invited to listen to the second quarter earnings conference call scheduled for today, Thursday, May 20, 2004 at 10:00 a.m. Eastern Time. To participate in Maxwell Shoe Company’s conference call dial 1-800-473-6123 approximately five minutes prior to the 10:00 a.m. Eastern start time. The call will also be broadcast live over the Internet at http://www.viavid.com. An online archive will be available immediately following the call and will be accessible until May 27, 2004.

Important Additional Information

Maxwell Shoe Company Inc. (“Maxwell Shoe Company”) filed a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) with the Securities and Exchange Commission (“SEC”) on March 29, 2004, regarding Jones Apparel Group Inc.’s and MSC Acquisition Corp.’s (together, “Jones”) unsolicited tender offer for all the outstanding shares of Class A Common Stock of Maxwell Shoe Company at $20.00 per share, net to the seller in cash, without interest (the “Offer”). Maxwell Shoe Company stockholders should read the Schedule 14D-9 (including any amendments or supplements thereto) because these documents contain important information relating to the Offer and the related consent solicitation.

On April 21, 2004, Jones filed a definitive consent solicitation statement with the SEC relating to Jones’s proposed solicitation of consents of Maxwell Shoe Company stockholders to, among other things, remove all of Maxwell Shoe Company’s current directors and replace them with Jones’s nominees. In response, on April 23, 2004, Maxwell Shoe Company filed a definitive consent revocation statement on Form DEFC14A (the “Definitive Consent Revocation Statement”) with the SEC to counter Jones’s consent solicitation. Maxwell Shoe Company stockholders should read the Definitive Consent Revocation Statement (including any amendments or supplements thereto) because it contains additional information important to the stockholders’ interests in the Offer and the related consent solicitation.

The Schedule 14D-9, the Definitive Consent Revocation Statement and other public filings made by Maxwell Shoe Company with the SEC are available free of charge at the SEC’s website at www.sec.gov. Maxwell Shoe Company also will provide a copy of these materials free of charge at its website at www.maxwellshoe.com.

About Maxwell Shoe Company

Maxwell Shoe Company Inc. designs, develops and markets casual and dress footwear for women and children. The Company’s brands include AK ANNE KLEIN®, DOCKERS®FOOTWEAR FOR WOMEN, J.G. HOOK, JOAN & DAVID, CIRCA JOAN & DAVID, MOOTSIES TOOTSIES AND SAM & LIBBY.

Forward-Looking Statements

Statements made in this press release indicating Maxwell Shoe Company’s, the Board of Directors’ or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are only predictions and may differ materially from actual future events or results. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause Maxwell Shoe Company’s actual results to differ materially from those projected in such forward-looking statements. Such risks, assumptions and uncertainties include, but are not limited to: changing consumer preference; inability to successfully design, develop or market its footwear brands; the inability to successfully re-introduce the Joan & David brand into the market; competition from other footwear manufacturers or retailers; loss of key employees; general economic conditions and adverse factors impacting the retail footwear industry; the inability by Maxwell Shoe Company to source its products due to political or economic factors; potential disruption in supply chain or customer purchasing habits due to health concerns relating to severe acute respiratory syndrome or other related illnesses; the imposition of trade or duty restrictions or work stoppages of transportation or other workers who handle or manufacture Maxwell Shoe Company’s goods. Additional risks, assumptions and uncertainties associated with the pending unsolicited tender offer by Jones Apparel Group, Inc. include: the risk that Maxwell Shoe Company’s customers may delay or refrain from purchasing Maxwell Shoe Company products due to uncertainties about Maxwell Shoe Company’s future; the risk that key employees may pursue other employment opportunities due to concerns as to their employment security with Maxwell Shoe Company; the risk that stockholder litigation commenced in connection with Jones Apparel Group Inc.’s unsolicited tender offer might result in significant costs of defense, indemnification and liability; the risk that the Board of Directors’ analysis and the basis of their recommendation to the stockholders ultimately may prove to be inaccurate; and other risks discussed in documents filed by Maxwell Shoe Company with the Securities and Exchange Commission. All forward-looking statements are qualified by these cautionary statements and are made only as of the date they are made. Maxwell Shoe Company is under no obligation (and expressly disclaims any such obligation) to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

MAXWELL SHOE COMPANY INC.

STATEMENTS OF INCOME

(Unaudited–In Thousands Except Per Share Amounts)

	Three Months Ended April 30,		Six Months Ended April 30,
	2004	2003	2004	2003
Net sales	$73,745	$57,791	$127,362	$103,505
Cost of sales	53,915	41,497	93,218	74,799

Gross profit	19,830	16,294	34,144	28,706
Operating expenses:
Selling	4,543	4,898	8,832	8,675
General and administrative	4,900	4,830	9,730	9,780

	9,443	9,728	18,562	18,455

Operating income	10,387	6,566	15,582	10,251
Other expenses (income)
Interest income, net	(274)	(198)	(521)	(457)
Other, net	(28)	(93)	(58)	(203)
Costs related to unsolicited tender offer	3,264	—	3,264	—

	2,962	(291)	2,685	(660)

Income before income taxes	7,425	6,857	12,897	10,911
Income taxes	2,970	2,744	5,159	4,365

Net income	$4,455	$4,113	$7,738	$6,546

Net income per share
Basic	$.30	$.28	$.52	$.45
Diluted	$.28	$.27	$.49	$.43

Shares used to compute net income per share:
Basic	14,846	14,719	14,838	14,667
Diluted	15,728	15,134	15,649	15,101

MAXWELL SHOE COMPANY INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited–In Thousands Except Per Share Amounts)

	April 30, 2004	October 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$104,982	$97,063
Accounts receivable, trade (net of allowance for doubtful accounts and discounts of $1,072 in 2004 and $973 in 2003)	43,142	42,412
Inventory, net	16,253	14,226
Prepaid expenses	774	601
Deferred income taxes	1,648	1,648

Total current assets	166,799	155,950
Property and equipment, net	2,456	2,609
Trademarks, net	14,462	14,462
Other assets	1	1

	$183,718	$173,022

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,743	$1,462
Accrued expenses	11,210	9,507
Accrued income taxes	820	1,274

Total current liabilities	14,773	12,243
Long-term deferred income taxes	2,448	2,448
Stockholders’ equity:
Class A common stock, par value $.01, 20,000 shares authorized, 14,861 shares outstanding in 2004, 14,821 shares outstanding in 2003	148	148
Additional paid-in capital	53,068	52,845
Deferred compensation	(212)	(417)
Retained earnings	113,493	105,755

Total stockholders’ equity	166,497	158,331

	$183,718	$173,022

RECONCILIATION OF ADJUSTED DILUTED EARNINGS PER SHARE

EXCLUDING COSTS RELATED TO JONES APPAREL GROUP’S

UNSOLICITED TENDER OFFER TO U.S. GAAP DILUTED EARNINGS PER SHARE

(Unaudited–In Thousands Except Per Share Amounts)

In accordance with Regulation G, set forth below is a reconciliation of diluted earnings per share excluding costs related to Jones Apparel Group’s unsolicited tender offer, a non U.S. GAAP financial measure, to diluted earnings per share, its most directly comparable financial measure computed in accordance with U.S. GAAP.

	Three Months Ended April 30, 2004	Six Months Ended April 30, 2004
U.S. GAAP net income	$4,455	$7,738
U.S. GAAP net income per share	$.28	$.49
Add back:
Costs related to unsolicited tender offer – net of tax	1,958	1,958

Adjusted net income	$6,413	$9,696

Adjusted net income per share	$.41	$.62
Shares used to compute adjusted net income per share
Diluted	15,728	15,649

With respect to the range of projected fiscal year 2004 earnings per share information, the Company has determined that it is not able, without unreasonable efforts, to provide a reconciliation to a comparable GAAP financial measure because of the difficulty in determining and projecting the costs associated with Jones’s ongoing unsolicited tender offer, which depend on many factors, including, without limitation: the length, costs and outcome of litigation proceedings between the Company and Jones in two different courts related to the unsolicited tender offer and related consent solicitation; the duration of the tender offer and consent solicitation; whether or not, and when, Jones increases its offer price in its tender offer and by how much; whether or not, and when, Jones withdraws its unsolicited tender offer and consent solicitation and various other developments related to the Jones tender offer and consent solicitation that are not within the control of the Company.